UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): July 20, 2016

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5401 Virginia Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 20, 2016, Tractor Supply Company (the "Company") issued a press release reporting its results of operations for the second fiscal quarter ended June 25, 2016. Additionally, the Company provided its guidance for the results of operations expected for the full fiscal year ending December 31, 2016.

A copy of the press release is furnished herewith as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company also announced today that Anthony F. Crudele has notified the Company that he plans to retire from his position as Executive Vice President, Chief Financial Officer (CFO) and Treasurer during the first quarter of fiscal 2017 after completing his year-end reporting responsibilities. Kurt D. Barton, the Company’s Senior Vice President and Corporate Controller, age 44, will succeed Mr. Crudele as Senior Vice President, Chief Financial Officer and Treasurer. As part of the planned succession, Mr. Crudele and Mr. Barton will work together over the next seven months to ensure a smooth transition of duties.

Mr. Barton joined the Company in August 1999 and has served as the Company’s Corporate Controller since 2009. Mr. Barton has direct responsibility for the Company’s accounting, financial reporting, tax, purchasing, master data management, accounts payable and inventory control functions and is an integral part of the Company’s corporate finance and strategy team. Mr. Barton was promoted to Senior Vice President earlier this year. Mr. Barton also served as Director, Internal Audit from 2002 to 2009 and held other leadership roles in accounting during his tenure with the Company.  Mr. Barton, a Certified Public Accountant, began his career in public accounting in 1993, spending six years at Ernst & Young, LLP.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired: None
(b) Pro Forma Financial Information: None
(c) Exhibits:

This exhibit is furnished pursuant to Items 2.02 and 5.02 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

July 20, 2016	By:	/s/ Anthony F. Crudele

Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 20, 2016